Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280297

Prospectus Supplement
(To Prospectus Dated October 8, 2024)

CAPTIVISION INC.

Up to 30,301,058 Ordinary Shares

This Prospectus Supplement amends and supplements information contained in that certain Prospectus, dated October 8, 2024 (the “Prospectus”), relating to the resale from time to time of up to 30,301,058 ordinary shares, par value $0.0001 (“Ordinary Shares”), of Captivision Inc. by New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”) and Cohen and Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”). The Ordinary Shares included in the Prospectus consist of Ordinary Shares that we have issued or that we may, in our discretion, elect to issue and sell to New Circle from time to time after the date of the Prospectus pursuant to a share purchase agreement we entered into with New Circle on June 12, 2024 (the “Purchase Agreement”), in which New Circle has committed to purchase from us, at our discretion, up to $30,000,000 of Ordinary Shares, subject to the terms and conditions specified in the Purchase Agreement. In addition, the shares included in the Prospectus include 151,058 Ordinary Shares that we issued to New Circle as consideration for its commitment to purchase our Ordinary Shares pursuant to the Purchase Agreement (the “Commitment Shares”) and 150,000 Ordinary Shares that we issued to CCM in consideration for its role as placement agent in connection with the financing. The Company will not receive any proceeds from the sale of Ordinary Shares by the Selling Holders.

This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K filed with the Securities and Exchange Commission on February 5, 2025, which is set forth below.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 5, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2025

Commission File Number: 001-41869

Captivision Inc.

(Exact name of registrant as specified in its charter)

298-42 Chung-buk Chungang-ro Chung-buk,

Pyeong-taek, Gyounggi, Republic of Korea

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Amendment to Share Purchase Agreement

On February 4, 2025, Captivision Inc. (the “Company”), entered into Amendment No. 1 (the “Amendment”) to the Share Purchase Agreement dated June 12, 2024 (the “SPA”), between the Company and New Circle Principal Investments LLC (“New Circle”). Prior to the Amendment, New Circle was not obligated to purchase ordinary shares, par value $0.0001 per share (“Ordinary Shares”), from the Company to the extent such purchase would result in New Circle beneficially owning more than 4.99% of the then outstanding number of Ordinary Shares (the “Beneficial Ownership Limitation”). The Amendment amends the SPA to (i) increase the Beneficial Ownership Limitation from 4.99% to 9.99% and (ii) update for technical amendments to the pricing mechanics.

The foregoing is a brief description of the Amendment and is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 99.1.

The information in this Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Amendment No. 1 to Share Purchase Agreement, dated February 4, 2025, between Captivision Inc. and New Circle Principal Investments LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTIVISION INC.

Date: February 5, 2025	By:	/s/ Gary R. Garrabrant
Gary R. Garrabrant
Chairman and CEO

Exhibit 99.1

AMENDMENT NO. 1

TO

SHARE PURCHASE AGREEMENT

BETWEEN

CAPTIVISION INC.

AND

NEW CIRCLE PRINCIPAL INVESTMENTS LLC

THIS AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (this “Amendment”), is entered into as of February 4, 2025 (the “Amendment Date”), by and between Captivision Inc., a Cayman Islands exempted company (the “Company”), and New Circle Principal Investments LLC, a Delaware limited liability company (the “Investor”), and amends the Share Purchase Agreement, dated June 12, 2024, by and between the Company and the Investor (the “Agreement”), to (i) permit the Company to effect sales to the Investor pursuant to an Option 1 Pricing Period or an Option 2 Pricing Period (each as defined below) and (ii) increase the Beneficial Ownership Limitation to 9.99%. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 2.01(a).

The second sentence of Section 2.01(a) shall be amended and restated in its entirety as follows:

“The Company shall, in its sole discretion, select the number of Shares, not to exceed the Maximum Purchase Amount (unless otherwise agreed to in writing by the Company and the Investor), it desires to issue and sell to the Investor in each Purchase Notice and the Pricing Period to be used.”

2.	Amendment to Section 2.02(a).

Section 2.02(a) of the Agreement is hereby amended by replacing “4.99%” with “9.99%”.

3.	Amendment to Annex I.

The following definitions shall be inserted into Annex I of the Agreement and defined as below:

“Option 1 Market Price” shall mean the lowest traded price of Ordinary Shares during the Option 1 Pricing Period.

“Option 2 Market Price” shall mean the lowest daily VWAP of the Common Shares during the Option 2 Pricing Period.

“Option 1 Pricing Period” shall mean the period on the applicable Share Purchase Notice Date with respect to a Purchase Notice selecting an Option 1 Pricing Period commencing (i) if submitted to the Investor prior to 9:00 AM Eastern Time on a Trading Day, the open of trading on such day, or (ii) if submitted to the Investor after 9:00 AM Eastern Time on a Trading Day, the open of trading on the immediately succeeding Trading Day, and in each case, ending on 4:00 PM Eastern Time on such applicable Trading Day; provided, however, that upon mutual consent of the Company and the Investor, a Purchase Notice selecting an Option 1 Pricing Period that is delivered after 9:00 AM Eastern Time may be deemed to have been delivered prior to 9:00 AM Eastern Time of such day.

“Option 2 Pricing Period” shall mean the three consecutive Trading Days commencing on the Share Purchase Notice Date.

The following definitions within Annex I of the Agreement shall be amended and restated as set forth below:

“Market Price” shall mean the Option 1 Market Price or the Option 2 Market Price, as applicable with respect to each such Purchase Notice.

“Maximum Purchase Amount” shall mean (x) in respect of a Purchase Notice selecting an Option 2 Pricing Period, the greater of (i) an amount equal to one hundred percent (100%) of the average daily trading volume of the Ordinary Shares during the five Trading Days immediately preceding a Purchase Notice, and (ii) the number of Ordinary Shares equal to $50,000 divided by the VWAP of the Ordinary Shares during the five (5) Trading Days immediately preceding a Purchase Notice, and (y) in respect of a Purchase Notice selecting an Option 1 Pricing Period, the lower of (i) 300,000 Ordinary Shares and (ii) an amount equal to one hundred percent (100%) of the average daily trading volume of the Ordinary Shares during the five Trading Days immediately preceding a Purchase Notice.

“Pricing Period” shall mean the Option 1 Pricing Period or Option 2 Pricing Period, as applicable.

“Purchase Price” shall mean the price per Share obtained by multiplying the Market Price by (i) 100% in respect of a Purchase Notice with an Option 1 Pricing Period, and (ii) 97% in respect of a Purchase Notice with an Option 2 Pricing Period.

4.	Amendment to Exhibit B of the Share Purchase Agreement.

Exhibit B of the Share Purchase Agreement shall be amended and restated in its entirety to Exhibit B attached hereto.

5.    Representations and Warranties. Each of the Investor and the Company represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary entity action and that the officers executing this Amendment on its behalf were similarly authorized and empowered and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound.

6.	Miscellaneous.

a.	Except as modified by this Amendment, the Agreement continues in full force and effect in accordance with its terms.

b.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York as set forth in Section 8.01 of the Agreement.

c.	This Amendment may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid as originals and effective for all purposes of this Amendment.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of the date set forth above.

COMPANY:

CAPTIVISION INC.

By:	/s/ Anthony R. Page
Name:	Anthony R. Page
Title:	Chief Financial Officer

INVESTOR:

NEW CIRCLE PRINCIPAL INVESTMENTS LLC

By:	New Circle Capital LLC
Its:	Sole Member

By:	/s/ Osman H. Ahmed
Name:	Osman H. Ahmed
Title:	Managing Partner

Exhibit B

PURCHASE NOTICE

CAPTIVISION INC.

Dated: ______________	Purchase Notice Number: ___________________

The undersigned, _________________, hereby certifies, with respect to the sale of Ordinary Shares of CAPTIVISION INC. (the “Company”) issuable in connection with this Purchase Notice, delivered pursuant to that certain Share Purchase Agreement, dated as of June 12, 2024, as amended (the “Agreement”), as follows (with capitalized terms used herein without such definition having the same meanings as given to them in the Agreement):

1. The undersigned is the duly elected ______________________ of the Company.

2. There are no fundamental changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3. The Company has performed in all material respects all covenants and agreements to be performed by the Company contained in the Agreement on or prior to the Share Purchase Notice Date. All conditions to the delivery of this Purchase Notice are satisfied as of the date hereof.

4. The number of Common Shares the Company is requesting to be purchased is: _____________.

5. The Pricing Period for this Purchase Notice shall be an [Option 1 Pricing Period]/[Option 2 Pricing Period].

The undersigned has executed this Purchase Notice as of the date first set forth above.

COMPANY:

CAPTIVISION INC.

By:
Name:
Title: